Exhibit 10.9
SEPARATION AGREEMENT
    This Separation Agreement (this “Agreement”) is made and entered into as of April 21, 2023, by and between David Baker (“Executive”) and GRI Bio, Inc. (f/k/a Vallon Pharmaceuticals, Inc.) (the “Company”). The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.
    1.    Separation. Executive’s employment with the Company and its affiliates terminated as of the Closing Date, as that term is defined in the Agreement and Plan of Merger among Vallon Pharmaceuticals, Inc., Vallon Merger Sub, Inc. and GRI Bio, Inc., dated as of December 13, 2022 (the “Separation Date”). By signing below, Executive hereby resigns as President and Chief Executive Officer and as a member of the board of directors of each of the Company’s affiliates, in each case as of the Separation Date. Notwithstanding the foregoing, Executive shall continue to serve as a member of the Board of Directors of the Company (the “Board”) until his successor is duly appointed or elected in accordance with the Company’s organizational documents.
2.    Payments and Benefits.
(a)    Accrued Benefits. All Company-provided benefits ceased to accrue as of the Separation Date. Executive shall be provided the earned payments and benefits set forth as the “Accrued Benefits” in Exhibit A hereto.
(b)    Separation Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the Release attached as Exhibit B to this Agreement (the “Release”) within 21 calendar days following the Separation Date, and the effectiveness of such Release as provided in Section 3 of this Agreement, the Company shall pay or provide to Executive the special severance payments contemplated by Section 5(c) of the Employment Agreement between Executive and the Company dated as of April 20, 2021 (the “Employment Agreement”) to which Executive is entitled upon a termination without cause (and as set forth as “Severance Payments” on Exhibit A hereto), upon the terms, and subject to the conditions, of the Employment Agreement and as summarized in Exhibit A.
(c)    Full Payment. Executive acknowledges that the payments and arrangements contained in this Agreement (including as summarized in Exhibit A) shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and his termination therefrom, including, without limitation, any and all amounts properly due and owing to Executive under the Employment Agreement.
3.    Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 2(b) of this Agreement, within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will receive only the Accrued Benefits and will not be entitled to any other payment or benefit under Section 2(b) of this Agreement.
    4.    Effect on Other Agreements.
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(a)    Executive specifically acknowledges and agrees that he remains obligated to comply with Section 8 (Executive’s Covenants) and Section 10 (Cooperation) of the Employment Agreement, which provisions shall continue to apply, in accordance with their terms, on and after the Separation Date, notwithstanding Executive’s termination of employment. Executive acknowledges and agrees that this Agreement satisfies any obligation of the Company to provide written notice to Executive regarding termination of his employment pursuant to the Employment Agreement.
(b)    The Company acknowledges that it remains obligated to comply with the last two sentences of Section 13 of the Employment Agreement (relating to the payment of a bonus amount to Executive upon the achievement of Milestone #2 as defined therein), provided that the second to last sentence of Section 13 of the Employment Agreement is hereby amended by substituting “$25,000” for “$100,000” where it appears therein.
(c)    The Parties acknowledge and agree that, as of the Separation Date, Executive holds stock options to purchase shares of common stock of the Company (the “Stock Options”) under the Company’s 2018 Equity Incentive Plan (the “Equity Plan”) and the related stock option agreements (the “Option Agreements”). The Parties acknowledge and agree that all vested Stock Options as of the Separation Date shall remain outstanding and exercisable, in accordance with the terms, and subject to the conditions, of the Equity Plan and the applicable Option Agreement (and, for the avoidance of doubt, continued service by Executive on the Board shall constitute continued service with the Company for purposes of applying the post-termination exercise period under the Option Agreements). All unvested Stock Options as of the Separation Date shall be forfeited automatically and without further action or notice, as of the Separation Date.
5.    Return of Property. Executive agrees to promptly return to the Company all Company property in Executive’s possession or control and to disclose to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Executive has password-protected on any computer equipment, network or system of the Company; provided that Executive shall be permitted to retain his Company-issued computer and cellular telephone equipment (and Executive shall promptly delete all Company files therefrom).
6.    Miscellaneous.
(a)    Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation (or require Executive to make arrangements satisfactory to the Company for the payment of such required withholding taxes).
(b)    Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.
(c)    Final and Entire Agreement; Amendment. Except with respect to the provisions of the other documents referenced herein, this Agreement, together with the Exhibits and the other documents referenced herein, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the
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subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.
(d)    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to conflict of laws principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the Commonwealth of Pennsylvania. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
(e)    Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery or via e-mail to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows: (i) if to Executive: at Executive’s most recent address on the records of the Company; and (ii) if to the Company: 100 N. 18th Street, Suite 300, Philadelphia, PA 19103, Attn: Leanne Kelly (lk@gribio.com); or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.
(f)    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.
(Signatures are on the following page)

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IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

GRI BIO, INC. (F/K/A VALLON PHARMACEUTICALS, INC.) By: /s/ Leanne Kelly_____________ Leanne Kelly Chief Financial Officer
EXECUTIVE /s/ David Baker_______________ David Baker

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EXHIBIT A
SEPARATION PAYMENTS AND BENEFITS
UNDER THE EMPLOYMENT AGREEMENT

Description of Payment/Benefit	Payment Terms
Accrued Benefits
    The Company shall issue Executive’s final paycheck on the first payroll date that occurs after the Separation Date, which shall include accrued but unpaid PTO, and which shall be in full satisfaction of the Company’s obligations to Executive under Section 5(a)(i)(A) of the Employment Agreement.

    The Company, within 30 calendar days after the Separation Date, shall reimburse Executive for any and all reasonable business expenses actually incurred by Executive in connection with the performance of his duties prior to the Separation Date in accordance with applicable Company policies, which expenses shall be submitted by Executive to the Company with supporting receipts and/or documentation no later than 15 calendar days after the Separation Date. The final reimbursement shall be in full satisfaction of the Company’s obligations to Executive under Section 5(a)(i)(C) of the Employment Agreement.

    The Company shall also pay or provide to Executive the “Other Benefits” as defined in Section 5(a)(ii) of the Employment Agreement. If Executive participates in a medical, dental or vision plan immediately prior to the Separation Date, Executive shall continue to participate in that plan until the end of the calendar month in which the Separation Date occurs and shall receive information about continued coverage under COBRA from the plan administrator.

Severance Payments under Section 5(c) of the Employment Agreement
    The Company shall pay to Executive an amount equal to $630,000, which represents 18 months of his annual base salary, payable in regular installments in accordance with the Company’s normal payroll practices, over the 18-month period commencing on the Separation Date (the “Severance Period”) per the following terms: (1) the installments shall commence to be paid on the first payroll date that occurs after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms, (2) the first installment shall include as a lump sum all payments (without interest) that accrued from the Separation Date until such first payroll date, and (3) the remaining installments shall be paid as otherwise scheduled for the Severance Period.

    If Executive elects COBRA coverage under the applicable medical and dental plans of the Company, the Company will subsidize a portion of the applicable monthly COBRA premium during the Severance Period, so that Executive will only be required to pay the premiums applicable to continuing employees during that time; provided that such subsidy shall cease on the date on which Executive becomes eligible for medical and dental coverage from a third party.

    The Company shall pay to executive an amount equal to $315,000, which represents the product of 1.50 and Executive’s target bonus opportunity of $210,000, payable in cash in a single lump sum within 15 business days after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms.

    Notwithstanding the foregoing, and in accordance with Section 8(h)(ii) of the Employment Agreement, in the event that Executive breaches (or threatens to breach) any of his obligations under Section 8 of the Employment Agreement, the Company’s obligation to pay the amounts (including remaining severance payments, if any) or provide the benefits described above shall terminate and be of no further force or effect and Executive will forfeit his rights to receive any such amounts or benefits (it being understood that nothing contained herein is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable law to enforce its interests, including under the other provisions of Section 8(h) of the Employment Agreement).

EXHIBIT B
RELEASE OF CLAIMS
    This Release (this “Release”) is made and entered into as of this ___ day of April, 2023, by and between GRI Bio, Inc. (f/k/a Vallon Pharmaceuticals, Inc.) (the “Company”) and David Baker (“Executive”).
1.    Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of April 21, 2023 (the “Separation Date”).
2.    Payments and Benefits. As consideration of Executive’s execution of and non-revocation of this Release, and compliance with the Separation Agreement, the Company shall pay Executive the severance set forth in Section 2(b) of the Separation Agreement between Executive and the Company dated April 21, 2023 (the “Separation Agreement”). Executive acknowledges that the payments and arrangements contained in Section 2(b) of the Separation Agreement (including as summarized in Exhibit A to that Agreement) shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and his termination therefrom, including, without limitation, any and all amounts properly due and owing to Executive under the Employment Agreement between Executive and the Company dated as of April 20, 2021.
3.    No Liability. This Release does not constitute an admission by the Company or any of its parents, subsidiaries, affiliates, divisions, officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.
4.    Release. In exchange for the consideration provided by Company in this Release, Executive, on behalf of himself, his heirs, administrators, representatives, executors, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its parents, subsidiaries, affiliates, divisions, successors, assigns, officers, directors, partners, agents, attorneys, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), and each of them individually, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company from the beginning of time and up to and including the date Executive executes this Release.
This Release includes, without limitation (i) law or equity claims; (ii) tort or contract (express or implied) claims; (iii) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy, contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), the National Labor Relations Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1966, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical

Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Genetic Information Non-discrimination Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Post-Civil War Civil Rights Act (42 U.S.C. §§1981-1988), the Pennsylvania Human Relations Act (43 P.S. §§ 951-963), the Pennsylvania Whistleblowers’ Law (43 P.S. §§ 1421-1431), the Pennsylvania Wage Payment and Collection Law (43 P.S. § 260.1 et seq.), the Pennsylvania Minimum Wage Act (43 P. S. §§ 333.101-333.115), claims for workers’ compensation retaliation under 43 P.S. §§ 121.1 et seq., or any other foreign, federal, state or local law or judicial decision), (v) claims arising under the Employee Retirement Income Security Act (excluding claims for amounts that are vested benefits or that Executive is otherwise entitled to receive under any employee benefit plan of the Company or any of its affiliates in accordance with the terms of such plan and applicable law), and (vi) any other statutory or common law claims related to Executive’s employment with the Company or the separation of Executive’s employment with the Company.
However, this Release excludes, and Executive does not waive, release, or discharge (A) any rights to vested benefits, such as vested 401(k) plan benefits or vested stock options, the rights to which are governed by the terms of the applicable plan documents and award agreements; (B) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation benefits; (C) any of Executive’s rights to indemnification under (x) applicable corporate law, (y) the by-laws or certificate of incorporation (or other constituent document) of the Company or any of its affiliates or any applicable indemnification agreement between Executive and the Company or any of its affiliates, or (z) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (D) any obligation of the Company under this Release or the Separation Agreement; and (E) any of Executive’s rights under the Agreement and Plan of Merger among Vallon Pharmaceuticals, Inc., Vallon Merger Sub, Inc. and Gri Bio, Inc., dated as of December 13, 2022.
Without limiting the foregoing Section, Executive represents that Executive understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Releasees as of the date Executive signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date Executive signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 and Executive voluntarily relinquishes any such rights or claims by signing this Release.
5.    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive in this Release, Executive hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all claims, whether known or unknown, from the beginning of time through the date of Executive’s execution of this Release arising under the ADEA, as amended, and its implementing regulations. By signing this Release, Executive hereby acknowledges and confirms that:
(a)    Executive has read this Release in its entirety and understands all of its terms;
(b)    by this Release, Executive has been advised in writing to consult with an attorney of Executive’s choosing as Executive believed was necessary before signing this Release;

(c)    Executive knowingly, freely, and voluntarily agrees to all the terms and conditions set out in this Release including, without limitation, the waiver, release, and covenants contained in it;
(d)    Executive is signing this Release in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled;
(e)    Executive was given at least twenty-one (21) calendar days to consider the terms of this Release and consult with an attorney of Executive’s choice, although Executive may sign it sooner if desired;
(f)    Executive understands that he has seven (7) calendar days after signing this Release to revoke it by delivering notice of revocation to the Company in accordance with Section 6(e) of the Separation Agreement before the end of this seven-day period; and
(g)    Executive understands that the release contained herein does not apply to rights and claims that may arise after Executive signs this Release.
6.    Representation of No Pending Action; Covenant Not to Sue; Bar. As a condition of receiving the severance set forth in Section 2(b) of the Separation Agreement, Executive represents and warrants that he has not initiated any claim, lawsuit, or other action against any Releasee and that Executive has not transferred or assigned that right to any other person or entity. Executive further agrees never to sue any of the Releasees or cause any of the Releasees to be sued regarding any matter within the scope of the Release in Section 3 above, and acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any Releasee with respect to any cause, matter or thing which is the subject of the releases under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.
7.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles. Any action or proceeding by either of the parties to enforce this Release shall be brought only in a state or federal court located in the Commonwealth of Pennsylvania. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
8.    Revocation. Executive has a period of seven (7) calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company under Section 6(e) of the Separation Agreement, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation those under Section 2 above.
9.    Miscellaneous. This Release is the complete understanding between Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.
10.    Counterparts. This Release may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.
(Signatures are on the following page)

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS RELEASE. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS RELEASE. EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY AND RELEASEES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.
IN WITNESS WHEREOF, the parties hereto have each executed this Release as of the date first above written.

GRI BIO, INC. (F/K/A VALLON PHARMACEUTICALS, INC.) By: _________________________________ Leanne Kelly Chief Financial Officer
EXECUTIVE ______________________________ David Baker

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